UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

RUMBLEON, INC.
(Exact name of registrant as specified in its charter)

Nevada	46-3951329
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4521 Sharon Road, Suite 370, Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Copies of communications to: Michael Francis Christina C. Russo Akerman LLP 350 East Las Olas Boulevard Suite 1600 Fort Lauderdale, Florida 33301 Telephone: (954) 463-2700

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each classto be so registered Class B Common Stock, par value $0.001 per share	Name of each exchange on whicheach class is to be registered The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Form S-1; File No. 333-220308.

Securities to be registered pursuant to Section 12(g) of the Act:

None.
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.
Description of Registrant’s Securities to be Registered.

The Company’s Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 1,000,000 shares are designated as Class A Common Stock and all other shares of common stock are designated as Class B Common Stock. The Class A Common Stock ranks pari passu with all of the rights and privileges of the Class B Common Stock, except that holders of the Class A Common Stock are entitled to ten votes per share of Class A Common Stock issued and outstanding. The Class B Common Stock are identical to the Class A Common Stock in all material respects, except that holders of the Class B Common Stock are entitled to one vote per share of Class B Common Stock issued and outstanding. As of October 16, 2017, 1,000,000 shares of Class A Common Stock and 9,018,541 shares of Class B Common Stock were issued and outstanding.

Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of common stock have no preemptive rights to purchase common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Item 2.
Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RUMBLEON, INC.

By:	/s/ Steven R. Berrard
Name:	Steven R. Berrard
Title:	Chief Financial Officer

Date: October 18, 2017